Exhibit 99.1
KIMBALL ELECTRONICS REPORTS Q2 RESULTS; COMPANY UPDATES GUIDANCE FOR FISCAL 2024

•Net sales totaled $421.2 million, a 4% decrease compared to the second quarter of fiscal 2023; foreign currency had a 1% favorable impact on net sales year-over-year
•Operating income of $16.6 million, or 3.9% of net sales, compared to $17.5 million or 4.0% of net sales, in the same period last year
•Adjusted operating income of $17.1 million, or 4.1% of net sales, compared to $17.8 million, or 4.1% of net sales, in the same period last year
•Net income of $8.3 million, or $0.33 per diluted share, compared to $10.7 million, or $0.43 per diluted share, in the second quarter of fiscal 2023

JASPER, Ind., February 5, 2024 -- (BUSINESS WIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) today announced financial results for the second quarter of fiscal 2024.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(Amounts in Thousands, except EPS)	2023	2022	2023	2022
Net Sales	$421,235	$436,696	$859,316	$842,585
Operating Income	$16,610	$17,489	$36,100	$31,060
Adjusted Operating Income (non-GAAP) (1)	$17,094	$17,829	$36,407	$31,165
Operating Income %	3.9%	4.0%	4.2%	3.7%
Adjusted Operating Income (non-GAAP) %	4.1%	4.1%	4.2%	3.7%
Net Income	$8,290	$10,720	$19,044	$20,229
Adjusted Net Income (non-GAAP) (1)	$8,290	$10,999	$19,044	$20,508
Diluted EPS	$0.33	$0.43	$0.75	$0.81
Adjusted Diluted EPS (non-GAAP) (1)	$0.33	$0.44	$0.75	$0.82
(1) A reconciliation of GAAP and non-GAAP financial measures is included below.

Richard D. Phillips, Chief Executive Officer, stated, “As we expected, the second quarter of fiscal 2024 was hard fought, with our team navigating a challenging operating environment. Global macro headwinds have persisted, and the consumer is pulling back. The markets we serve are experiencing demand softening, and our customers are changing production schedules and delivery date requirements. Sales in Q2 declined compared to the same period last year, with manufacturing output in the quarter being reduced to meet the lower demand. Margins, on the other hand, remained stable, thanks in part to proactive measures taken to align our cost structure with slowing sales. We expect industry-wide pressures for the remainder of fiscal 2024, and we have updated our guidance for sales and operating income for the full year to reflect these trends.”

Mr. Phillips continued, “Based on what we know today, it seems likely the macro environment will remain challenging for some time. Despite this near-term choppiness, we did not change our guidance for capital expenditures in fiscal 2024 as we continue to invest in long-term growth opportunities. With a strong funnel of new business supported by favorable industry megatrends, we’re deploying a balanced capital allocation strategy focused on organic growth, global expansion, and long-lasting customer relationships.”

The Company ended the second quarter of fiscal 2024 with cash and cash equivalents of $39.9 million and borrowings outstanding on credit facilities of $321.8 million, including $235.0 million classified as long term, and $65.8 million of borrowing capacity available. Cash flow used from operating activities in the second quarter of fiscal 2024 was $30.7 million and capital expenditures were $13.2 million.

Net Sales by Vertical Market for Q2 Fiscal 2024:

	Three Months Ended					Six Months Ended
	December 31,					December 31,
(Amounts in Millions)	2023	*	2022	*	Percent Change	2023	*	2022	*	Percent Change
Automotive (1)	$200.2	47%	$205.2	47%	(2)%	$412.7	48%	$393.4	47%	5%
Medical (1)	108.1	26%	125.6	29%	(14)%	210.5	25%	241.6	28%	(13)%
Industrial (1)	112.9	27%	105.9	24%	7%	236.1	27%	207.6	25%	14%
Total Net Sales	$421.2		$436.7		(4)%	$859.3		$842.6		2%

*As a percent of Total Net Sales
(1) Beginning in fiscal year 2024, miscellaneous sales previously reported in Other are now reported in the respective three end market verticals; all prior periods have been recast to conform to current period presentation

–Automotive includes electronic power steering, body controls, automated driver assist systems, and electronic braking systems
–Medical includes sleep therapy and respiratory care, image guided therapy, in vitro diagnostics, drug delivery, AED, and patient monitoring
–Industrial includes climate controls, automation controls, optical inspection, and public safety

Guidance for Fiscal Year 2024
The Company updated its guidance for fiscal year 2024 with net sales expected to decline 2% to 4%, compared to fiscal year 2023. As a reminder, the previous guidance was an estimate of net sales flat with the prior year. Operating income is now expected to be in the range of 4.2% to 4.6% of net sales, compared to the prior estimate of flat with fiscal 2023. The guidance for capital expenditures did not change with a range of $70 to $80 million.

Commenting on today’s update, Jana T. Croom, Chief Financial Officer, stated, “It is important to highlight that our second quarter results included an atypical charge in selling and administrative expenses. We recorded a $2 million allowance for credit losses associated with a customer who is not in bankruptcy, but their ability to pay an outstanding balance was deemed questionable. This item negatively impacted our operating income by approximately 40 basis points in the quarter.”

Ms. Croom continued, “We remain focused on working capital management, and while inventory levels did improve in Q2, we still have an opportunity to drive down cash conversion days with better management of receivables and payables which will support a return to free cash flow generation in future quarters.”

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking, including our fiscal year 2024 guidance, under the Private Securities Litigation Reform Act of 1995. The statements may be identified by the use of words such as “expect,” “should,” “goal,” “predict,” “will,” “future,” “optimistic,” “confident,” and “believe.” Undue reliance should not be placed on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. These forward-looking statements are subject to risks and uncertainties including, without limitation, global economic conditions, geopolitical environment and conflicts such as the war in Ukraine, global health emergencies, availability or cost of raw materials and components, foreign exchange rate fluctuations, and our ability to convert new business opportunities into customers and revenue. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the company are contained in its Annual Report on Form 10-K for the year ended June 30, 2023.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. The non-GAAP financial measures contained herein include constant currency growth, adjusted operating income, adjusted net income, adjusted diluted EPS, and ROIC. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures section below. Management believes these measures are useful and allow investors to meaningfully trend, analyze, and benchmark the performance of the company’s core operations. The company’s non-GAAP financial measures are not necessarily comparable to non-GAAP information used by other companies.

About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Conference Call / Webcast

Date:	February 6, 2024
Time:	10:00 AM Eastern Time
Live Webcast:	investors.kimballelectronics.com/events-and-presentations/events
Dial-In #:	404-975-4839 (other locations - 833-470-1428)
Conference ID:	626792
For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
Lasting relationships. Global success.

Financial highlights for the second quarter and year-to-date period ended December 31, 2023 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	December 31, 2023		December 31, 2022
Net Sales	$421,235	100.0%	$436,696	100.0%
Cost of Sales	386,802	91.8%	402,505	92.2%
Gross Profit	34,433	8.2%	34,191	7.8%
Selling and Administrative Expenses	17,823	4.3%	16,702	3.8%
Operating Income	16,610	3.9%	17,489	4.0%
Interest Income	101	—%	26	—%
Interest Expense	(6,137)	(1.5)%	(4,048)	(0.9)%
Non-Operating Income (Expense), net	702	0.3%	726	0.2%
Other Income (Expense), net	(5,334)	(1.2)%	(3,296)	(0.7)%
Income Before Taxes on Income	11,276	2.7%	14,193	3.3%
Provision for Income Taxes	2,986	0.7%	3,473	0.8%
Net Income	$8,290	2.0%	$10,720	2.5%

Earnings Per Share of Common Stock:
Basic	$0.33		$0.43
Diluted	$0.33		$0.43
Average Number of Shares Outstanding:
Basic	25,094		24,881
Diluted	25,211		25,000

(Unaudited)	Six Months Ended
(Amounts in Thousands, except Per Share Data)	December 31, 2023		December 31, 2022
Net Sales	$859,316	100.0%	$842,585	100.0%
Cost of Sales	789,341	91.9%	779,073	92.5%
Gross Profit	69,975	8.1%	63,512	7.5%
Selling and Administrative Expenses	33,875	3.9%	32,452	3.8%
Operating Income	36,100	4.2%	31,060	3.7%
Interest Income	400	—%	43	—%
Interest Expense	(11,584)	(1.3)%	(5,968)	(0.7)%
Non-Operating Income (Expense), net	(429)	(0.1)%	1,226	0.1%
Other Income (Expense), net	(11,613)	(1.4)%	(4,699)	(0.6)%
Income Before Taxes on Income	24,487	2.8%	26,361	3.1%
Provision for Income Taxes	5,443	0.6%	6,132	0.7%
Net Income	$19,044	2.2%	$20,229	2.4%

Earnings Per Share of Common Stock:
Basic	$0.76		$0.81
Diluted	$0.75		$0.81

Average Number of Shares Outstanding:
Basic	25,067		24,854
Diluted	25,240		24,985

Condensed Consolidated Statements of Cash Flows	Six Months Ended
(Unaudited)	December 31,
(Amounts in Thousands)	2023	2022
Net Cash Flow used for Operating Activities	$(17,922)	$(71,921)
Net Cash Flow used for Investing Activities	(24,365)	(41,886)
Net Cash Flow provided by Financing Activities	38,859	91,435
Effect of Exchange Rate Change on Cash, Cash Equivalents, and Restricted Cash	368	(593)
Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(3,060)	(22,965)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	43,864	49,851
Cash, Cash Equivalents, and Restricted Cash at End of Period	$40,804	$26,886

	(Unaudited)
Condensed Consolidated Balance Sheets	December 31, 2023	June 30, 2023
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$39,947	$42,955
Receivables, net	309,702	308,167
Contract assets	81,891	78,798
Inventories	455,736	450,319
Prepaid expenses and other current assets	43,226	49,188
Property and Equipment, net	275,984	267,684
Goodwill	12,011	12,011
Other Intangible Assets, net	10,993	12,335
Other Assets	47,544	38,262
Total Assets	$1,277,034	$1,259,719

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of borrowings under credit facilities	$86,765	$46,454
Accounts payable	279,909	322,274
Advances from customers	42,717	33,905
Accrued expenses	63,448	72,515
Long-term debt under credit facilities, less current portion	235,000	235,000
Long-term income taxes payable	3,255	5,859
Other long-term liabilities	18,951	19,718
Share Owners’ Equity	546,989	523,994
Total Liabilities and Share Owners’ Equity	$1,277,034	$1,259,719

Other Financial Metrics
(Unaudited)
(Amounts in Millions, except CCD)
	At or For the
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Depreciation and Amortization	$9.1	$8.0	$18.1	$15.6
Stock-Based Compensation	$2.0	$1.7	$3.7	$3.4
Cash Conversion Days (CCD) (1)	117	97
Open Orders (2)	$836	$1,037
(1) Cash Conversion Days (“CCD”) are calculated as the sum of Days Sales Outstanding plus Contract Asset Days plus Production Days Supply on Hand less Accounts Payable Days and less Advances from Customers Days. CCD, or a similar metric, is used in our industry and by our management to measure the efficiency of managing working capital.
(2) Open Orders are the aggregate sales price of production pursuant to unfulfilled customer orders.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net Sales Growth (vs. same period in prior year)	(4)%	39%	2%	39%
Foreign Currency Exchange Impact	1%	(5)%	1%	(5)%
Constant Currency Growth	(5)%	44%	1%	44%

Selling and Administrative Expenses, as reported	$17,823	$16,702	$33,875	$32,452
SERP	(484)	(340)	(307)	(105)
Adjusted Selling and Administrative Expenses	$17,339	$16,362	$33,568	$32,347

Operating Income, as reported	$16,610	$17,489	$36,100	$31,060
SERP	484	340	307	105
Adjusted Operating Income	$17,094	$17,829	$36,407	$31,165

Net Income, as reported	$8,290	$10,720	$19,044	$20,229
Adjustments After Measurement Period on GES Acquisition	—	279	—	279
Adjusted Net Income	$8,290	$10,999	$19,044	$20,508

Diluted Earnings per Share, as reported	$0.33	$0.43	$0.75	$0.81
Adjustments After Measurement Period on GES Acquisition	—	0.01	—	0.01
Adjusted Diluted Earnings per Share	$0.33	$0.44	$0.75	$0.82

			Twelve Months Ended
			December 31,
			2023	2022
Operating Income			$92,769	$71,915
SERP			903	(1,773)
Legal Recovery			(212)	—
Adjusted Operating Income (non-GAAP)			$93,460	$70,142
Tax Effect			23,204	18,856
After-tax Adjusted Operating Income			$70,256	$51,286
Average Invested Capital (1)			$770,051	$605,772
ROIC			9.1%	8.5%
(1) Average invested capital is computed using Share Owners’ equity plus current and non-current debt less cash and cash equivalents averaged for the last five quarters.